Exhibit 99.3

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 27,	October 28,
	2008	2007
Assets
Current assets:
Cash, cash equivalents and short-term
investments of $5,912 in 2008 and $5,657 in 2007	$95,041	$151,706
Accounts receivable	72,077	68,248
Inventories	16,506	17,716
Other current assets	9,741	9,315

Total current assets	193,365	246,985

Property, plant and equipment, net	604,706	531,578
Goodwill	138,534	138,534
Investment in joint venture	70,345	67,900
Other intangibles, net	67,532	68,835
Other assets	5,541	5,948

	$1,080,023	$1,059,780

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings
and capital lease obligations	$16,019	$4,482
Accounts payable and accrued liabilities	115,187	145,897

Total current liabilities	131,206	150,379

Long-term borrowings and capital
lease obligations	242,737	191,253
Deferred income taxes and other liabilities	13,236	14,399
Minority interest	49,887	49,465

Shareholders' equity	642,957	654,284

	$1,080,023	$1,059,780